Exhibit 99.1

Kentucky First Federal Bancorp

Hazard, Kentucky, Frankfort, Kentucky, Danville, Kentucky and Lancaster, Kentucky

For Immediate Release January 29, 2021

Contact:	Don Jennings, President, or Clay Hulette, Vice President

(502) 223-1638

216 West Main Street

P.O. Box 535

Frankfort, KY 40602

Kentucky First Federal Bancorp Releases Earnings

Kentucky First Federal Bancorp (Nasdaq: KFFB), the holding company (the “Company”) for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Kentucky, Frankfort, Kentucky, announced net earnings of $370,000 or $0.04 diluted earnings per share for the three months ended December 31, 2020, compared to net earnings of $248,000 or $0.03 diluted earnings per share for the three months ended December 30, 2019, an increase of $122,000 or 49.2%. Net earnings were $655,000 or $0.08 diluted earnings per share for the six months ended December 31, 2020, compared to net earnings of $482,000 or $0.06 diluted earnings per share for the six months ended December 31, 2019, an increase of $173,000 or 35.9%.

The increase in net earnings for the quarter ended December 31, 2020 was primarily attributable to higher net interest income, lower non-interest expense, and higher non-interest income, which were partially offset by increased provision for loan losses and provision for income tax.

Net interest income increased $132,000 or 5.6% to $2.5 million, as interest expense decreased at a faster pace than interest income for the quarter just ended. The Company has seen significant loan refinance activity since the emergency interest rate cut implemented by the Federal Open Market Committee in March 2020, and the Company’s financial assets and liabilities continue to reprice as a result of that rate cut. Interest income decreased $261,000 or 8.0% to $3.0 million for the quarterly period just ended, while interest expense decreased $393,000 or 42.6% compared to the prior year quarter and totaled $529,000 for the three months ended December 31, 2020. The decrease in interest income period-to-period was due primarily to a decrease in the average rate earned on interest-earning assets, as the average volume of interest-earning assets increased period. The interest expense decrease period-to-period was due primarily to a decreased average rate paid on funding sources during the period ended December 31, 2020. Non-interest expense decreased $79,000 or 3.7% to $2.0 million for the just-ended quarter due primarily to cost-saving measures implemented by management. Non-interest income increased $45,000 or 57.7% to $123,000 for the recently ended quarter due primarily to net gains on sales of loans. In the current interest rate environment, many borrowers are choosing long-term, fixed rate loans, which the bank usually sells to the FHLB. An increase in volume of these loans sold was responsible for the increase in gain on sale of loans. Provision for loan losses totaled $108,000 for the three-month period ended December 31, 2020, an increase of $103,000 over the $5,000 provision recorded for the prior year quarter. The higher provision was primarily in response to the higher level of loans maintained in the portfolio as well as increased levels of multi-family and commercial real estate loans, which carry somewhat more risk. Income tax expense increased $31,000 or 53.4% and totaled $89,000 for the quarter just ended in response to the higher overall taxable income.

The increase in net earnings on a six-month basis was also primarily attributable to higher net interest income, higher non-interest income, and lower non-interest expense, which were partially offset by increased provision for loan losses and increased provision for income tax.

Net interest income increased $141,000 or 3.0% to $4.9 million, as interest expense decreased at a faster pace than interest income for the six-month period just ended. Interest income decreased $560,000 or 8.5% to $6.0 million for the six months ended December 31, 2020, while interest expense decreased $701,000 or 37.5% and totaled $1.2 million for the recently-ended period compared to the prior year period. The decrease in interest income period-to-period was due primarily to a decrease in the average rate earned on interest-earning assets, as the average volume of interest-earning assets increased period-to-period. The decrease in interest expense was due primarily to a decreased average rate paid on funding sources during the period. Non-interest income increased $99,000 or 65.1% to $251,000 for the six months recently ended due primarily to net gains on sales of loans. Non-interest expense decreased $98,000 or 2.3% to $4.1 million for the just-ended period due primarily to cost-saving measures implemented by management. Provision for loan losses increased $128,000 for the six-month period ended December 31, 2020, and totaled $192,000 compared to $64,000 for the prior year semi-annual period. The higher provision was primarily in response to the higher level of loans maintained in the portfolio as well as increased levels of multi-family and commercial real estate loans, which carry somewhat more risk. Income tax expense increased $37,000 or 31.4% and totaled $155,000 for the six-month period just ended in response to the higher overall taxable income.

At December 31, 2020, assets totaled $330.7 million, an increase of $9.5 million or 3.0%, compared to $321.1 million at June 30, 2020. The increase in assets was attributed primarily to a $10.4 million or 3.6% increase in loans, net, which totaled $296.3 million at December 31, 2020. The increase in loans was financed with a combination of deposits and FHLB advances. Deposits increased $4.0 million or 1.9% to $216.3 million at December 31, 2020 compared to June 30, while advances increased $6.3 million or 11.6% to $61.0 million at the end of the period.

At December 31, 2020, the Company reported its book value per share as $6.29. The change in shareholders’ equity was primarily associated with net profits for the period, less dividends paid on common stock and common stock repurchased for treasury purposes.

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company, changes in the securities markets and the Risk Factors described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended June 30, 2020. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association of Hazard, which operates one banking office in Hazard, Kentucky and First Federal Savings Bank of Kentucky, which operates three banking offices in Frankfort, Kentucky, two banking offices in Danville, Kentucky and one banking office in Lancaster, Kentucky. Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB. At December 31, 2020, the Company had approximately 8,236,715 shares outstanding of which approximately 57.4% was held by First Federal MHC.

SUMMARY OF FINANCIAL HIGHLIGHTS

Condensed Consolidated Balance Sheets

(In thousands, except share data)

	December 31,	June 30,
	2020	2020
ASSETS	(Unaudited)
Cash and cash equivalents	$14,730	$13,702
Time deposits in other financial institutions	745	2,229
Investment Securities	570	1,139
Loans available-for sale	1,730	667
Loans, net	296,264	285,887
Real estate acquired through foreclosure	164	640
Goodwill	947	947
Other Assets	15,530	15,925
Total Assets	$330,680	$321,136
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$216,298	$212,273
FHLB Advances	61,048	54,715
Other Liabilities	1,502	2,237
Total liabilities	278,848	269,225
Shareholders’ Equity	51,832	51,911
Total liabilities and shareholders’ equity	$330,680	$321,136
Book value per share	$6.29	$6.29
Tangible book value per share	$6.18	$6.18
Outstanding shares	8,236,715	8,252,215

Condensed Consolidated Statements of Income

(In thousands, except share data)

	Six months ended Dec. 31,		Three months ended Dec. 31,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Interest Income	$6,031	$6,591	$3,002	$3,263
Interest Expense	1,168	1,869	529	922
Net Interest Income	4,863	4,722	2,473	2,341
Provision for Losses on Loans	192	64	108	5
Non-interest Income	251	152	123	78
Non-interest Expense	4,112	4,210	2,029	2,108
Income Before Income Taxes	810	600	459	306
Income Taxes	155	118	89	58
Net Income	$655	$482	$370	$248
Earnings per share:
Basic and Diluted	$0.08	$0.06	$0.04	$0.03
Weighted average outstanding shares:
Basic and Diluted	8,220,552	8,266,204	8,218,292	8,255,255

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